Exhibit 99.1

    BSD MEDICAL'S FIRST REGULATORY APPROVED CANCER TREATMENT SYSTEM IN CHINA
                          INAUGURATED BY MICHAEL NOBEL

    SALT LAKE CITY, March 30 /PRNewswire-FirstCall/ -- BSD Medical Corp. (OTC Bulletin Board: BSDM) today announced that Dr. Michael Nobel, Chairman of the Nobel Family Foundation and Corporate Director of BSD Medical Corporation, inaugurated the installation of the first BSD-2000 regional hyperthermia device approved by the Chinese SFDA in ceremonies at the Dalian No. 3 Municipal Cancer Hospital located in Dalian, People's Republic of China.

    More than 300 participants, guests and dignitaries assembled in the common area outside the BSD-2000 treatment center to hear Dr. Nobel congratulate the hospital on obtaining the latest in state-of-the-art hyperthermia equipment. Dr. Nobel said, "Thousands of patients will come to this hospital and receive relief from their symptoms and an improvement in their quality of life because of what we are doing here today."

    Participating in the inauguration were the Directors of the national State Food and Drug Administration (SFDA) responsible for medical devices, the Directors of the Dalian Food and Drug Administration and the Liaoning Provincial Drug Administration, the Director of the Dalian Public Health Bureau, the Chairman of the Medical Association of Dalian, the Vice Mayor of the city of Dalian, and other guests and dignitaries representing hospitals and medical associations from across the People's Republic of China.

    Dalian is an economically progressive city of over 6 million people located in the northeast of China. The Dalian No. 3 Municipal Cancer Hospital is the largest cancer hospital in the area with over 500 beds for cancer inpatients as well as a number of outpatient clinics. The hospital conducted the testing of the equipment that was required to obtain SFDA approval. As the first hospital in the PRC to acquire and use the newly approved BSD-2000, the No. 3 hospital will become a training site for other installations.

    SFDA approval for the sale of the BSD-2000 in China was received well in advance of BSD's initial time projection. This faster response was attributed to the successful clinical trials that were presented and the need felt for the high-end capabilities of the BSD-2000 in China.

    BSD Medical was the recent recipient of Frost and Sullivan's "Technology Innovation of the Year Award" for cancer therapy devices in recognition of the development of the BSD-2000. The BSD-2000 is used to superheat and kill cancer cells, as well as to boost the effectiveness of radiation and chemotherapy, in the effort to improve local control of the cancer and increase long-term survival. For more information about BSD Medical Corp. and its systems visit www.BSDMC.com.

    Statements contained in this press release that are not historical facts are forward-looking statements, as that item is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements, including all projections and forecasts of future sales, are subject to risks and uncertainties, some of which are detailed in part in the Company's filings with the Securities and Exchange Commission.

SOURCE  BSD Medical Corp.
    -0-                             03/30/2005
    /CONTACT: Hyrum A. Mead of BSD Medical Corp., +1-801-972-5555, fax +1-801-972-5930, investor@bsdmc.com/
    /Web site:  http://www.bsdmc.com
-